EXHIBIT 11


                      HOST MARRIOTT SERVICES CORPORATION
                COMPUTATIONS OF INCOME PER COMMON SHARE (1)(2)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                (UNAUDITED)



                                                                    1996                              1995
                                                        -----------------------------    -------------------------------
                                                          PRIMARY     FULLY-DILUTED         PRIMARY      FULLY-DILUTED
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Net income (loss) available to common shareholders            $14.3            $14.3            $(73.6)         $(73.6)
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Shares:
   Weighted average number of common
      shares outstanding                                       33.4             33.4              31.7            31.7
   Assuming distribution of shares issuable for Host
      Marriott Corporation warrants, less
      shares assumed purchased at applicable
      market (3)                                                0.4              0.6               ---             ---
   Assuming distribution of shares issuable for
      employee stock options, less shares assumed
      purchased at applicable market (3)                        0.2              0.3               ---             ---
   Assuming distribution of shares issuable for Host
      Marriott Corporation stock options held by
      Marriott International employees, less shares
      assumed purchased at applicable market (3)                1.0              1.1               ---             ---
   Assuming distribution of shares issuable for Host
      Marriott Corporation deferred stock held by
      Marriott International employees, less shares
      assumed purchased at applicable market (3)                0.2              0.2               ---             ---
   Assuming distribution of shares reserved under
      employee stock purchase plan, based on
      withholdings to date, less shares assumed
      purchased at applicable market (3)                        0.1              0.1               ---             ---
   Assuming distribution of shares granted under
      deferred stock incentive plan, less shares
      assumed purchased at applicable market (3)                0.2              0.2               ---             ---
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Total weighted average common shares outstanding               35.5             35.9              31.7            31.7
------------------------------------------------------- ------------ ---------------- -- --------------- ---------------

Income (loss) per common share                              $0.40            $0.40            $(2.33)         $(2.33)
========================================================================================================================


(1) Common equivalent shares and other potentially dilutive securities were antidilutive in 1995.
(2) Income (loss) per common share for 1995 is presented on a pro forma basis.
(3) The applicable market price for primary earnings per common share is the average market price for the fiscal year. The applicable market price for fully-diluted earnings per common share equals the higher of the average market price for the fiscal year or the fiscal year end market price.

                                   E-1